Filed pursuant to Rule 424(b)(5)

Registration No. 333-152306

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 29, 2008)

4,419,192 Shares of Common Stock

Series I Warrants to Purchase 3,314,394 Shares of Common Stock

Series II Warrants to Purchase up to 1,136,364 Shares of Common Stock

We are offering up to 4,419,192 shares of our common stock, Series I warrants to purchase 3,314,394 shares of our common stock and Series II warrants to purchase up to 1,136,364 shares of our common stock in this offering (and the shares of common stock issuable from time to time upon exercise of these warrants).  The common stock and warrants will be sold in units, with each unit consisting of one share of common stock, a Series I warrant to purchase 0.75 shares of common stock at an exercise price of $13.50 per share of common stock, and a Series II warrant to purchase 0.2571 shares of common stock at an exercise price of $0.01 per share of common stock.  Each unit will be sold at a negotiated price of $7.92 per unit.  The shares of common stock and warrants will be issued separately but can only be purchased together in this offering.  Units will not be issued or certificated.

The Series II warrants only would become exercisable if Proposition 10, the California Alternative Fuel Vehicles and Renewable Energy Initiative, is not approved by California voters in the November 4, 2008 election.

Our common stock is traded on the NASDAQ Global Market under the symbol “CLNE.”  The closing consolidated bid price of our common stock on the NASDAQ Global Market on October 28, 2008, was $9.00 per share.

Investing in our securities involves significant risks.  See “Risk Factors” beginning on page S-6 of this prospectus supplement, on page 5 of the accompanying prospectus and the risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus from documents we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

We are offering the shares of common stock and warrants to purchase common stock on a best efforts basis to one or more institutional investors.  We have retained Lazard Capital Markets LLC to act as lead placement agent and W.R. Hambrecht + Co., LLC to act as co-placement agent in connection with this offering.

	Per Unit	Maximum Offering Amount
Public offering price	$7.920	$35,000,000.64
Placement agents’ fee	$.475	$2,100,000.04
Proceeds, before expenses, to us	$7.445	$32,900,000.60

We estimate the total expenses of this offering, excluding the placement agents’ fees, will be approximately $410,000.  Because there is no minimum offering amount required as a condition to closing in this offering, the actual offering amount and net proceeds to us, if any, in this offering may be substantially less than the total maximum offering amounts set forth above.  We are not required to sell any specific number or dollar amount of the units offered in this offering, but the placement agents will use their commercially reasonable efforts to arrange for the sale of all of the units offered.

LAZARD CAPITAL MARKETS

The date of this prospectus supplement is October 28, 2008.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts.  The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus.  The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering.  If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus – the statement in the document having the later date modifies or supersedes the earlier statement in accordance with Rule 412 under the Securities Act of 1933, as amended.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, as modified and superseded pursuant to Rule 412 under the Securities Act.  We have not, and the placement agents have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States.  This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.  You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus that we authorized to be delivered to you is only accurate as of the respective dates of these documents.  Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus that we authorized to be delivered to you when making your investment decision.  You should also read and consider the information in the documents we have referred you to in the section of the accompanying prospectus entitled “Where You Can Find Additional Information.”

References in this prospectus to “Clean Energy,” “we,” “us,” and “our” refer to Clean Energy Fuels Corp., a company incorporated in Delaware, unless the context otherwise requires.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights important features about us, this offering and the information included in this prospectus supplement, the accompanying prospectus and the documents and information we incorporate by reference.  This summary is not complete and does not contain all of the information that you should consider before making an investment decision with respect to our securities.  To fully understand this offering and its consequences to you, you should read both this prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section beginning on page S-6 of this prospectus supplement and on page 5 of the accompanying prospectus, together with the financial statements and any information incorporated by reference before investing in the securities in this offering.

About Clean Energy Fuels Corp.

Our Business

We are the leading provider of natural gas as an alternative fuel for vehicle fleets in the United States and Canada, based on the number of stations operated and the amount of gasoline gallon equivalents of compressed natural gas (CNG) and liquefied natural gas (LNG) delivered. We offer a comprehensive solution to enable our customers to run their fleets on natural gas, often with limited upfront expense to the customer. We design, build, finance and operate fueling stations and supply our customers with CNG and LNG. We also help them acquire and finance natural gas vehicles and obtain local, state and federal clean air rebates and incentives. CNG and LNG are cheaper than gasoline and diesel, and are well suited for use by vehicle fleets that consume high volumes of fuel, refuel at centralized locations, and are increasingly required to reduce emissions. According to the U.S. Department of Energy’s Energy Information Administration (EIA), the amount of natural gas consumed in the United States for vehicle use nearly doubled between 2000 and 2007. We believe we are positioned to capture a substantial share of the growth in the use of natural gas as a vehicle fuel in the United States given our leading market share and the comprehensive solutions we offer.

We sell natural gas vehicle fuels in the form of both CNG and LNG. CNG is generally used in automobiles and other light to medium-duty vehicles as an alternative to gasoline. CNG is produced from natural gas that is supplied by local utilities to CNG vehicle fueling stations, where it is compressed and dispensed into vehicles in gaseous form. LNG is generally used in trucks and other medium to heavy-duty vehicles as an alternative to diesel, typically where a vehicle must carry a greater volume of fuel. LNG is natural gas that is super cooled at a liquefaction facility to -162 degrees Celsius (-260 degrees Fahrenheit) until it condenses into a liquid, which takes up about 1/600th of its original volume as a gas. We deliver LNG to fueling stations via our fleet of 60 tanker trailers. At the stations, LNG is stored in above ground containers until dispensed into vehicles in liquid form.

We serve fleet vehicle operators in a variety of markets, including public transit, refuse hauling, airports, taxis, seaports, and regional trucking. We believe the fleet market will continue to present a high growth opportunity for natural gas vehicle fuels. Some of the largest potential markets are seaports, airports, public transit and refuse hauling. For example, two of the largest seaports in the United States, Los Angeles and Long Beach, together have adopted a plan to mandate the use of alternative fuels for vehicle fleets serving those seaports, and other seaports are also considering alternative fuels. In addition, there is considerable room for growth in our key markets of public transit and refuse hauling, with approximately 19% of public transit buses and approximately 1% of refuse haulers currently using natural gas fuels, as stated by INFORM, Inc., a national nonprofit organization focused on environmental concerns (INFORM), and by the American Public Transportation Association.

We generate revenues primarily by selling CNG and LNG, and to a lesser extent by building, operating and maintaining CNG and LNG fueling stations. We serve over 275 fleet customers operating over 14,000 natural gas vehicles. We own, operate or supply 170 natural gas fueling stations in Arizona, California, Colorado, Maryland, Massachusetts, Nevada, New Mexico, New York, Texas, Washington, Georgia, Wyoming and Canada. Additionally, we have formed a joint venture that owns and operates a CNG fueling station in Lima, Peru.

We own and operate an LNG liquefaction plant near Houston, Texas, which we call the Pickens Plant, capable of producing up to 35 million gallons of LNG per year. We are also in the process of building an LNG liquefaction plant in California. We expect this plant will be operational in November 2008, assuming we do not experience unexpected delays. We anticipate this plant will initially be capable of producing up to 60 million gallons of LNG per year, and will be expandable to produce up to 90 million gallons of LNG per year.

Recent Developments

Acquisition of Dallas Clean Energy, LLC and Credit Agreement with PlainsCapital Bank

On August 15, 2008, we acquired seventy percent of the outstanding membership interests of Dallas Clean Energy, LLC (“DCE”).  DCE owns a facility that collects, processes and sells landfill gas at the McCommas Bluff landfill located in Dallas, Texas.  We paid an aggregate of $19.1 million in cash to acquire the interests in DCE, of which $1.0 million was deposited into a third-party escrow to secure indemnification obligations of the prior owners of DCE.

We borrowed $18.0 million from PlainsCapital Bank to help finance the acquisition of our interests in DCE.  We also obtained a $12.0 million line of credit from PlainsCapital Bank to finance capital improvements of the DCE processing facility and to pay certain costs and expenses related to the acquisition.  As of October 28, 2008 we have borrowed $4.2 million of the $12.0 million available under the credit line from PlainsCapital Bank.

Termination of Agreement Regarding the Acquisition of FuelMaker Corporation

On October 15, 2008, we announced that we and American Honda Motor Co., Inc. (“Honda”) mutually agreed to terminate the Share Purchase Agreement regarding the acquisition of FuelMaker Corporation for $17.0 million.  Under the terms of the Share Purchase Agreement, either we or Honda had the right to terminate the agreement, without any obligation or liability thereunder, if the closing did not occur on or before October 3, 2008.

The closing did not occur by October 3, 2008, primarily because the sellers were unable to deliver audited financial statements by October 3, 2008 for FuelMaker Corporation’s parent company.  We continued negotiations with Honda after October 3, 2008 to extend the Share Purchase Agreement on revised terms.  On October 13, 2008, Honda delivered to us a notice that it intended to terminate the purchase agreement; and, after subsequent discussions, on October 15, 2008, we and Honda mutually agreed to terminate the Share Purchase Agreement in accordance with its terms.  We will recognize an expense of $0.6 million in the fourth quarter of 2008 in connection with the costs associated with the transaction.  There are no termination fees or other significant liabilities associated with the termination of the Share Purchase Agreement.

Subscription Agreement with Boone Pickens Interests, Ltd.

On September 24, 2008, we entered into a subscription agreement with Boone Pickens Interests, Ltd. pursuant to which we issued and sold a total of 319,488 shares of our common stock at a purchase price of $15.65 per share, the closing price of our common stock on the Nasdaq Global Market on such date, for an aggregate purchase price of approximately $5.0 million.

Boone Pickens Interests, Ltd. is a limited partnership, the limited partner interest of which is owned collectively by certain trusts for the benefit of various family members and other individuals.  Boone Pickens, a director of our company and our largest stockholder, is the settlor of such trusts.  Accordingly, the subscription agreement and related transactions were reviewed and approved by our audit committee in accordance with Nasdaq rules and our audit committee charter.

Third Quarter Financial Performance

While our financial statements for the quarter ended September 30, 2008 have not yet been prepared, based on preliminary estimates, we expect to report a net loss in the range of $10.4 million to $11.5 million, or ($0.23) to ($0.26) per share.  In the quarter ended September 30, 2007, we reported a net loss of ($0.03) per share.  As previously disclosed, our anticipated net loss for the quarter ended September 30, 2008 will include a loss of approximately $6.0 million from the sale of natural gas futures contracts that we purchased to hedge our potential exposure to a fixed price customer contract with the City of Phoenix, Arizona for which we submitted a bid.  We submitted a bid and purchased futures contracts with respect to the entire contract with the City of Phoenix, but the

City of Phoenix awarded us only a portion of the contract.  Thus, we sold the futures contracts that were associated with the portion of the fixed price customer contract that we were not awarded.  This loss will offset an unrealized gain of $5.7 million that we recorded in the three month period ended June 30, 2008 related to the futures contracts, which resulted in a realized net loss of $0.3 million related to the futures contracts we sold.  In addition, our anticipated net loss for the quarter ended September 30, 2008 includes approximately $500,000 in expenses associated with our support for Proposition 10, the California Alternative Fuel Vehicles and Renewable Energy Initiative.  Revenues in the quarter ended September 30, 2008 are expected to be in the range of $33.5 million to $37.0 million, as compared to $29.2 million in the quarter ended September 30, 2007.  We anticipate that volume of gasoline gallon equivalents sold for the third quarter of 2008 (including sales of LNG utilized in industrial applications and natural gas sold by our landfill gas facility in Dallas, Texas) will be 18.7 million gallons, as compared to 20.0 million gasoline gallon equivalents sold in the third quarter of 2007.

Corporate Information

Our principal executive offices are located at 3020 Old Ranch Parkway, Suite 200, Seal Beach, California 90740, and our main telephone number is (562) 493-2804.  Our internet address is www.cleanenergyfuels.com.  Except for the documents referred to under “Information Incorporated by Reference” that are specifically incorporated by reference into this prospectus supplement and the accompanying prospectus, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus supplement or the accompanying prospectus.  We have included our website address only as an interactive textual reference and do not intend it to be an active link to our website.

THE OFFERING

Common stock offered by us	4,419,192 shares
Common stock to be outstanding after this offering	49,060,712 shares

Warrants we are offering

Series I warrants to purchase 3,314,394 shares of common stock will be offered in this offering. The warrants will be exercisable during the period commencing six months after the date of original issuance and ending seven years from the date the warrants become exercisable at an exercise price of $13.50 per share of common stock. This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise of the Series I warrants.

Additional warrants we are offering

Series II warrants to purchase up to an aggregate of 1,136,364 shares of common stock will be offered in this offering. The Series II warrants will be exercisable during the period beginning on the date which is five trading days after November 4, 2008 in the event that Proposition 10, the California Alternative Fuels and Renewable Energy Initiative, is not approved by the voters in the State of California during the election to be held on November 4, 2008 and ending on November 14, 2008, subject to an extension of one trading day for each trading day that the result of the election is not declared by 9:00 a.m., New York time, on November 5, 2008, at an exercise price of $0.01 per share of common stock. The Series II warrants will be exercisable for such number of shares of common stock as will be equal to (i) the quotient of (A) the aggregate purchase price paid by each investor for the purchase of units divided by (B) 85% of the average Weighted Average Price (as defined in the Series II warrants) per share of the common stock during the five trading days beginning November 5, 2008, provided that such resulting price shall not be less than $6.30, (ii) minus the number of shares of common stock purchased by such investor. In the event that Proposition 10 is approved by the California voters, then the Series II warrants shall not be exercisable and shall terminate. This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise of the Series II warrants.

Use of proceeds

We intend to use the net proceeds from this offering for working capital and other general corporate purposes, which may include capital expenditures related to our LNG plant in California, station construction activities, support of Proposition 10, (the California Alternative Fuel Vehicles and Renewable Energy Initiative), and future acquisitions (particularly in the natural gas fueling infrastructure, service and production industries). Pending application of the net proceeds, we may temporarily invest the net proceeds in short-term marketable securities.

Risk factors	See “Risk Factors” beginning on page S-6 for a discussion of factors you should consider carefully when making an investment decision.

The NASDAQ Global Market symbol	CLNE

The number of shares of common stock to be outstanding immediately after this offering as shown above is based on 44,641,520 shares of common stock outstanding as of September 30, 2008.  This number excludes the shares issuable upon the exercise of the warrants offered hereby and also excludes:

•                  15,000,000 shares of common stock issuable upon the exercise of outstanding warrants held by Boone Pickens at an exercise price of $10.00 per share;

•                  7,018,955 shares of common stock issuable upon the exercise of outstanding options;

•                  1,268,417 shares of common stock reserved and available for future issuance under our equity incentive plans;

•                  3,314,394 shares of common stock issuable upon the exercise of Series I warrants to be issued in this offering; and

•                  1,136,364 shares of common stock issuable upon the exercise of Series II warrants to be issued in this offering.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are based upon our current assumptions, expectations and beliefs concerning future developments and their potential effect on our business.  In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “approximately,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although the absence of these words does not necessarily mean that a statement is not forward-looking. We believe that the statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference that we make regarding the following subject matters are forward-looking by their nature:

•                  our financial performance for the third quarter of 2008;

•                  projected capital expenditures and related funding requirements;

•                  potential acquisitions of complementary businesses in the natural gas fueling industry;

•                  developments and trends in the natural gas vehicle market;

•                  growth of the market for natural gas vehicle fuels;

•                  entering the business of leasing natural gas vehicles;

•                  expanding our business into international markets;

•                  estimated costs to cover the increased price of natural gas above the inherent prices embedded in our customers’ fixed price and price cap contracts;

•                  expanded use of natural gas vehicles at the Los Angeles and Long Beach seaports;

•                  future prices of crude oil, gasoline and diesel compared to natural gas;

•                  future prices and expanded use of other alternative fuels such as biodiesel or ethanol;

•                  impact of environmental regulations on the cost of crude oil, gasoline, diesel and diesel engines;

•                  impact of environmental regulations on the use of natural gas as a vehicle fuel;

•                  future supply, demand and prices for natural gas;

•                  outcome of Proposition 10 in the November 2008 California election and the impact of the Proposition on our business;

•                  access to debt and equity capital;

•                  anticipated completion and cost overruns of the construction of our California LNG plant; and

•                  the availability of tax incentives and grant programs that provide incentives for using natural gas as a vehicle fuel.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. Although the forward-looking statements in this prospectus reflect our good faith judgment, based on currently available information, they involve known and unknown risks, uncertainties and other factors that may cause our actual results or our industries’ actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in “Risk Factors” contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference.  As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate.  Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus, to conform these statements to actual results, or to changes in our expectations. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Securities and Exchange Commission after the date of this prospectus supplement.

RISK FACTORS

An investment in our common stock involves a substantial risk of loss. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, as modified and superseded pursuant to Rule 412 under the Securities Act, before you decide to purchase shares of our common stock. We believe the risks and uncertainties described below are the most significant we face. The occurrence of any of the following risks could harm our business. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations. You should also refer to the other information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference, including our financial statements and the notes to those statements and the information set forth under the caption “Forward-Looking Statements.”

We have a history of losses and may incur additional losses in the future.

For the six-month period ended June 30, 2008, we incurred pre-tax losses of $7.7 million, which includes derivative gains of $5.7 million. In 2006 and 2007, we incurred pre-tax losses of $89.8 million and $7.7 million, respectively, which include derivative losses of $79.0 million and $0.0 million, respectively. In 2004 and 2005, we reported pre-tax net income of $3.8 million and $28.9 million, respectively, but we would have reported pre-tax net losses related our operations if we excluded derivative gains of $10.6 million and $44.1 million, respectively.  For the three-month period ended September 30, 2008, we estimate we will incur a net loss in the range of $10.4 million to $11.5 million, which includes a previously disclosed approximately $6.0 million loss on the sale of natural gas futures contracts, and approximately $500,000 in expenses associated with our support for Proposition 10, the California Alternative Fuel Vehicles and Renewable Energy ballot initiative.  In order to execute our strategy, we must continue to invest in developing the natural gas vehicle fuel market, and our natural gas sales activities and station operations may not achieve or maintain profitability.  If our natural gas sales activities and station operations continue to lose money, our business will suffer and the price of our common stock may drop.

We will need to raise debt or equity capital to have sufficient cash to fund our capital expenditure program and an inability to access the capital markets may impair our ability to grow our business.

As of the date of this prospectus supplement we anticipate we will use approximately $10.0 million of the proceeds of this offering during the remainder of the year to fund our 2008 capital expenditure program in full.  In order to raise additional funds to fund our 2009 capital expenditure program in full and provide resources for potential acquisition activity or other strategic transactions and vehicle financing programs, we intend to pursue additional equity financing options, which may not be available on terms favorable to us or at all.  We may also pursue debt financing options including, but not limited to, the sale of convertible promissory notes or commercial bank financing. Recent and severe lack of liquidity in the debt capital markets and volatility and rapidly falling prices in the equity capital markets have severely and adversely affected capital raising opportunities.  If we are unable to obtain debt or equity financing in amounts sufficient to fund our 2008 and 2009 capital expenditure program in full and provide resources for acquisitions or other strategic transactions, we will be forced to suspend or curtail certain of our planned expansion activities, including new station construction, potential acquisitions or other strategic transactions, and vehicle financing programs, which could harm our business, results of operations, and future prospects.

Our stock price may be harmed if Proposition 10 is not approved by California voters in the November election.

As of October 28, 2008, we have invested a total of approximately $18.7 million, of which approximately $15 million was invested in the fourth quarter of 2008, supporting the California Alternative Fuel Vehicles and Renewable Energy Initiative, or Proposition 10, a California statewide ballot initiative that calls for the creation of a state-administered $5.0 billion fund through the sale of bonds to support development of alternative fuels and energy in California.  If successful, Proposition 10 would make available substantial funds in the form of rebates and tax credits that would support the purchase and use of alternative fuel vehicles, including natural gas vehicles and natural gas fueling devices.  If Proposition 10 fails to pass, we will not be able to recover the amount we invested to support it and it may result in investors and securities analysts lowering their projections and expectations for our future financial performance and growth, which may harm our stock price.  In addition, even if Proposition 10 passes, we may not benefit from the initiative.  There can be no assurance that Proposition 10 will be approved by California voters, and the ongoing disruption in the capital markets and the recent California state budget crisis may negatively impact voters’ perceptions of Proposition 10 and its potential costs and benefits.

Failure to comply with the terms of our Credit Agreement with PlainsCapital Bank could impair our rights in Dallas Clean Energy, LLC and other secured property.

We recently acquired a seventy percent interest in Dallas Clean Energy, LLC, a partnership that manages a biomethane production facility at the McCommas Bluff landfill in Dallas, Texas and holds a lease to the associated landfill gas development rights.  We borrowed $18.0 million from PlainsCapital Bank to fund the acquisition and obtained a $12 million line of credit from PlainsCapital to finance capital improvements of the gas processing plant and pay certain costs and expenses of the acquisition.  We have utilized $4.2 million of the line of credit as of October 28, 2008.  To secure our obligations under the Credit Agreement, we granted PlainsCapital Bank a security interest in 45 of our LNG tanker trailers, certain accounts receivable and inventory, our note receivable from, and our membership interests in, Dallas Clean Energy.  If we default on the Credit Agreement or otherwise fail to comply with any of the negative or affirmative covenants of the Credit Agreement, PlainsCapital Bank may declare all of the obligations and indebtedness under the Credit Agreement (and related documents) due and payable.  In such a scenario, we may lose our right, title and interest in the property that secures our PlainsCapital loan.

There is no public market for the warrants to purchase common stock in this offering.

There is no established public trading market for the warrants being sold in this offering, and we do not expect a market to develop.  In addition, we do not intend to apply for listing the warrants on any securities exchange or other trading market.  Without an active market, the liquidity of the warrants will be limited.

Our growth depends in part on environmental regulations and programs mandating the use of cleaner burning fuels, and modification or repeal of these regulations may adversely impact our business.

Our business depends in part on environmental regulations and programs in the United States that promote or mandate the use of cleaner burning fuels, including natural gas for vehicles.  In particular, the Ports of Los Angeles and Long Beach have adopted the San Pedro Clean Air Action Plan, which calls for the replacement of 5,300 trucks that meet certain “clean” truck standards.  Industry participants with a vested interest in gasoline and diesel, many of which have substantially greater resources than we do, invest significant time and money in an effort to influence environmental regulations in ways that delay or repeal requirements for cleaner vehicle emissions.  An economic recession may result in the delay, amendment or waiver of environmental regulations or the San Pedro Clean Air Action Plan due to the perception that they impose increased costs on the transportation industry that cannot be absorbed in a contracting economy.  The delay, repeal or modification of federal or state regulations or programs that encourage the use of cleaner vehicles, and in particular the San Pedro Clean Air Action Plan, could have a detrimental effect on the U.S. natural gas vehicle industry, which, in turn, could slow our growth and adversely affect our business.

Our growth depends in part on tax and related government incentives for clean burning fuels. A reduction in these incentives would increase the cost of natural gas fuel and vehicles for our customers and could significantly reduce our revenue.

Our business depends in part on tax credits, rebates and similar federal, state and local government incentives that promote the use of natural gas as a vehicle fuel in the United States.  The federal excise tax credit of $0.50 per gasoline gallon equivalent of CNG and liquid gallon of LNG sold for vehicle fuel use, which began on October 1, 2006, is scheduled to expire after December 31, 2009.  Based on the service relationship we have with our customers, either we or our customers are able to claim the credit.  In 2007 and during the first six months of 2008, we recorded $17.0 million and $9.9 million of revenue, respectively, related to fuel tax credits, representing approximately 14.5% and 15.3%, respectively, of our total revenue during the period.  The failure to extend the federal excise tax credit for natural gas, or the repeal of federal or state tax credits for the purchase of natural gas vehicles or natural gas fueling equipment, could have a detrimental effect on the natural gas vehicle industry, which, in turn, could adversely affect our business and results of operations.  In addition, if grant funds were no longer available under existing government programs, the purchase of or conversion to natural gas vehicles and station construction could slow and our business and results of operations could be adversely affected.  Any reduction in tax revenues associated with an economic recession or slow-down could result in a significant reduction in funds available for government grants that support vehicle conversion and station construction and impair our ability to grow our business.

The volatility of natural gas prices could adversely impact the adoption of CNG and LNG vehicle fuel and our business.

In the recent past, the price of natural gas has been volatile, and this volatility may continue.  From the end of 1999 through October 28, 2008, the price for natural gas, based on the New York Mercantile Exchange (NYMEX) daily futures data, ranged from a low of $1.65 per Mcf to a high of $19.38 per Mcf.  As of October 28, 2008, the NYMEX index price for natural gas was $7.48 per Mcf.  Increased natural gas prices affect the cost to us of natural gas and will adversely impact our operating margins in cases where we have committed to sell natural gas at a fixed price without a futures contract or with an ineffective futures contract that does not fully mitigate the price risk or where we otherwise cannot pass on the increased costs to our customers.  In addition, higher natural gas prices may cause CNG and LNG to cost more than gasoline and diesel generally, which would adversely impact the adoption of CNG and LNG as a vehicle fuel.  Among the factors that can cause price fluctuations in natural gas prices are changes in domestic and foreign supplies of natural gas, domestic storage levels, crude oil prices, the price difference between crude oil and natural gas, price and availability of alternative fuels, weather conditions, level of consumer demand, economic conditions, price of foreign natural gas imports, and domestic and foreign governmental regulations and political conditions.

The use of natural gas as a vehicle fuel may not become sufficiently accepted for us to expand our business.

To expand our business, we must develop new fleet customers and obtain and fulfill CNG and LNG fueling contracts from these customers.  We cannot guarantee that we will be able to develop these customers or obtain these fueling contracts.  Whether we will be able to expand our customer base will depend on a number of factors, including: the level of acceptance and availability of natural gas vehicles, the growth in our target markets of fueling station infrastructure that supports CNG and LNG sales, and our ability to supply CNG and LNG at competitive prices.  Recently, disruption in the capital markets has severely reduced the availability of debt financing.  If our potential customers are unable to access credit to purchase natural gas vehicles it may make it difficult or impossible for them to invest in natural gas vehicle fleets, which would impair our ability to grow our business.

The infrastructure to support gasoline and diesel consumption is vastly more developed than the infrastructure for natural gas vehicle fuels.

Gasoline and diesel fueling stations and service infrastructure are widely available in the United States.  For natural gas vehicle fuels to achieve more widespread use in the United States and Canada, they will require a promotional and educational effort, and the development and supply of more natural gas vehicles and fueling stations.  This will require significant continued effort by us, as well as government and clean air groups, and we may face resistance from oil companies and other vehicle fuel companies.  There is no assurance natural gas will ever achieve the level of acceptance as a vehicle fuel necessary for us to expand our business significantly.

A decline in the demand for vehicular natural gas would reduce our revenue and negatively affect our ability to sustain our revenue growth.

We derive our revenue primarily from sales of CNG and LNG as a fuel for fleet vehicles, and we expect this trend will continue.  A downturn in demand for CNG and LNG would adversely affect our revenue and ability to sustain and grow our operations.  Circumstances that could cause a drop in demand for CNG and LNG vehicle fuel are described in other risk factors and include a reduction in supply of natural gas, changes in governmental incentives, the development of other alternative fuels and technologies, an economic slowdown, prolonged disruption in the capital markets and a sustained increase in the price of natural gas relative to gasoline and diesel.

If the prices of CNG and LNG do not remain sufficiently below the prices of gasoline and diesel, potential fleet customers will have less incentive to purchase natural gas vehicles or convert their fleets to natural gas, which would decrease demand for CNG and LNG and limit our growth.

Natural gas vehicles cost more than comparable gasoline or diesel powered vehicles because converting a vehicle to use natural gas adds to its base cost.  If the prices of CNG and LNG do not remain sufficiently below the prices of gasoline or diesel, fleet operators may be unable to recover the additional costs of acquiring or converting to natural gas vehicles in a timely manner, and they may choose not to use natural gas vehicles.  In that event, our growth would be slowed and our business would suffer.

Automobile and engine manufacturers produce very few originally manufactured natural gas vehicles and engines for the U.S. and Canadian markets, which may restrict our sales.

Limited availability of natural gas vehicles restricts their wide scale introduction and narrows our potential customer base.  Currently, original equipment manufacturers produce a small number of natural gas engines and vehicles, and they may not make adequate investments to expand their natural gas engine and vehicle product lines.  For the North American market, there is only one automobile manufacturer that makes natural gas powered passenger vehicles, and manufacturers of medium and heavy-duty vehicles produce only a narrow range and number of natural gas vehicles.  Due to the limited supply of natural gas vehicles, our ability to promote natural gas vehicles and our sales may be restricted, even if there is demand.

There are a small number of companies that convert vehicles to operate on natural gas, which may restrict our sales.

Conversion of vehicle engines from gasoline or diesel to natural gas is performed only by a small number of vehicle conversion suppliers that must meet stringent safety and engine emissions certification standards.  The engine certification process is time consuming and expensive and raises vehicle costs.  Without an increase in vehicle conversion options, vehicle choices for fleet use will remain limited and our sales may be restricted, even if there is demand.

If there are advances in other alternative vehicle fuels or technologies, or if there are improvements in gasoline, diesel or hybrid engines, demand for natural gas vehicles may decline and our business may suffer.

Technological advances in the production, delivery and use of alternative fuels that are, or are perceived to be, cleaner, more cost-effective or more readily available than CNG or LNG have the potential to slow adoption of natural gas vehicles.  Advances in gasoline and diesel engine technology, especially hybrids, may offer a cleaner, more cost-effective option and make fleet customers less likely to convert their fleets to natural gas.  Technological advances related to ethanol or biodiesel, which are increasingly used as an additive to, or substitute for, gasoline and diesel, may slow the need to diversify fuels and impact the growth of the natural gas vehicle market.  In addition, hybrid, electric, hydrogen, and other alternative fuels in experimental or developmental stages may eventually offer a cleaner, more cost-effective alternative to gasoline and diesel than natural gas.  Advances in technology that slow the growth of or conversion to natural gas vehicles or which otherwise reduce demand for natural gas as a vehicle fuel will have an adverse effect on our business.  Failure of natural gas vehicle technology to advance at a sufficient pace may also limit its adoption and ability to compete with other alternative fuels.

Our ability to supply LNG to new and existing customers is restricted by limited production of LNG and by our ability to source LNG without interruption and near our target markets.

Production of LNG in the United States is fragmented. LNG is produced at a variety of smaller natural gas plants around the United States as well as at larger plants where it is a byproduct of their primary natural gas production.  It may become difficult for us to obtain additional LNG without interruption and near our current or target markets at competitive prices.  If our current LNG liquefaction plant, or any of those from which we purchase LNG, is damaged by severe weather, earthquake or other natural disaster, or otherwise experiences prolonged downtime, our LNG supply will be restricted.  In addition, the LNG liquefaction plant we are in the process of building in California may be significantly delayed or never completed.  If we are unable to supply enough of our own LNG or purchase it from third parties to meet existing customer demand, we may be liable to our customers for penalties.  An LNG supply interruption would also limit our ability to expand LNG sales to new customers, which would hinder our growth.  Furthermore, because transportation of LNG is relatively expensive, if we are required to supply LNG to our customers from distant locations, our operating margins will decrease on those sales.

Two of our third-party LNG suppliers may cancel their supply contracts with us on short notice or increase their LNG prices, which would hinder our ability to meet customer demand and increase our costs.

Two third-party LNG suppliers, Williams Gas Processing Company and ExxonMobil Corporation, supplied approximately 47% of the LNG we sold for the year ended December 31, 2007 and supplied 49% of the LNG we sold during the first nine months of 2008.  Our contracts with these LNG suppliers generally may be terminated by the supplier on short notice.  In addition, under certain circumstances, Williams Gas Processing Company may significantly increase the price of LNG we purchase upon 24 hours’ notice if Williams’ costs to produce LNG increases, and we may be required to reimburse Williams for certain other expenses.  Our contract with ExxonMobil Corporation, which supplied 15% of the LNG we sold for the year ended December 31, 2007 and 20% during the first nine months of 2008, expires on March 31, 2009.  Furthermore, there are a limited number of LNG suppliers in or near the areas where our LNG customers are located.  It may be difficult to replace an LNG supplier, and we may be unable to obtain alternate suppliers at acceptable prices, in a timely manner or at all.  If significant supply interruptions occur, our ability to meet customer demand will be impaired, customers may cancel orders and we may be subject to supply interruption penalties.  If we are subject to LNG price increases, our operating margins may be impaired and we may be forced to sell LNG at a loss under our LNG supply contracts.

If we are unable to obtain natural gas in the amounts needed on a timely basis or at reasonable prices, we could experience an interruption of CNG or LNG deliveries or increases in CNG or LNG costs, either of which could have an adverse effect on our business.

Some regions of the United States and Canada depend heavily on natural gas supplies coming from particular fields or pipelines.  Interruptions in field production or in pipeline capacity could reduce the availability of natural gas or possibly create a supply imbalance that increases fuel price.  We have in the past experienced LNG supply disruptions due to severe weather in the Gulf of Mexico and plant outages.  If there are interruptions in field production, pipeline capacity, equipment failure, liquefaction production or delivery, we may experience supply stoppages which could result in our inability to fulfill delivery commitments.  This could result in our being liable for contractual damages and daily penalties or otherwise adversely affect our business.

Oil companies and natural gas utilities, which have far greater resources and brand awareness than we have, may expand into the natural gas fuel market, which could harm our business and prospects.

There are numerous potential competitors who could enter the market for CNG and LNG as vehicle fuels.  Many of these potential entrants, such as integrated oil companies and natural gas utilities, have far greater resources and brand awareness than we have.  If the use of natural gas vehicles increases, these companies may find it more attractive to enter the market for natural gas vehicle fuels and we may experience increased pricing pressure, reduced operating margins and fewer expansion opportunities.

We are in the process of constructing a new LNG liquefaction plant, which could cost more to build and operate than we estimate and divert resources and management attention.

We are in the process of constructing an LNG liquefaction plant in California, which we plan to operate upon completion. The construction, implementation and operation of any plant of this nature has inherent risks. Permitting, environmental issues, lack of materials and lack of human resources, among other factors, could delay implementation and start up of the new LNG liquefaction plant and affect the operation of the plant.  Building the new facility could also present increased financial exposure through project delays, cost-overruns and incomplete production capability.  As of the date of this prospectus supplement, we anticipate the completion of the LNG liquefaction plant will cost in the aggregate approximately $75 million, which is approximately $20 to $25 million more than we originally anticipated due to design changes and cost increases.  If the new plant has higher than expected operating costs and is not able to produce expected amounts of LNG, we may be forced to sell LNG at a price below production costs and we may lose money.  Additionally, if the quality of LNG produced at the plant does not meet contractual specifications, our customers may not be required to purchase it, which would harm our business.

If we do not have effective futures contracts in place, increases in natural gas prices may cause us to lose money.

From 2005 to September 30, 2008, we sold and delivered approximately 31% of our total gasoline gallon equivalents of CNG and LNG under contracts that provided a fixed price or a price cap to our customers over terms typically ranging from one to three years, and in some cases up to five years.  At any given time, however, the market price of natural gas may rise and our obligations to sell fuel under fixed price contracts may be at prices lower than our fuel purchase or production price if we do not have effective futures contracts in place.  This circumstance has in the past and may again in the future compel us to sell fuel at a loss, which would adversely affect our results of operations and financial condition.  Commencing with the adoption of our revised natural gas hedging policy in February 2007, we expect to purchase futures contracts to hedge our exposure to variability related to substantial fixed price contracts.  However, such contracts may not be available or we may not have sufficient financial resources to secure such contacts.  In addition, under our hedging policy, we may reduce or remove futures contracts we have in place related to these contracts if such disposition is approved in advance by our board of directors and derivative committee.  If we are not economically hedged with respect to our fixed price contracts, we will lose money in connection with those contracts during periods in which natural gas prices increase above the prices of natural gas included in our customers’ contracts.  As of September 30, 2008, we were economically hedged with respect to one of our fixed price contracts that began July 1, 2008.  Based on natural gas prices as of September 30, 2008, we estimate we will incur between $0.4 million and $0.5 million of costs to cover the increased price of natural gas above the inherent price of natural gas embedded in our customers’ fixed price and price cap contracts where we are not economically hedged over the duration of the contracts.  We expect the majority of these costs will be incurred from October 1, 2008 through December 31, 2009.

Our futures contracts may not be as effective as we intend.

Our purchase of futures contracts can result in substantial losses under various circumstances, including if we do not accurately estimate the volume requirements under our fixed price or price cap customer contracts when determining the volumes included in the futures contracts we purchase, or we are required to purchase a futures contract in connection with a bid proposal and ultimately we are not awarded the entire contract or our customer does not fully perform its obligations under the awarded contract.  We also could incur significant losses if a counterparty does not perform its obligations under the applicable futures arrangement, the futures arrangement is economically imperfect or ineffective, or our futures policies and procedures are not properly followed or do not work as planned.  Furthermore, we cannot assure that the steps we take to monitor our futures activities will detect and prevent violations of our risk management policies and procedures.

A decline in the value of our futures contracts may result in margin calls that would adversely impact our liquidity.

We are required to maintain a margin account to cover losses related to our natural gas futures contracts.  Futures contracts are valued daily, and if our contracts are in loss positions at the end of a trading day, our broker will transfer the amount of the losses from our margin account to a clearinghouse.  If at any time the funds in our margin account drop below a specified maintenance level, our broker will issue a margin call that requires us to restore the balance.  Payments we make to satisfy margin calls will reduce our cash reserves, adversely impact our liquidity and may also adversely impact our ability to expand our business.  Moreover, if we are unable to satisfy the margin calls related to our futures contracts, our broker may sell these contracts to restore the margin requirement at a substantial loss to us.  At October 28, 2008, we had $0.8 million on deposit related to our futures contracts.

If our futures contracts do not qualify for hedge accounting, our net income and stockholders’ equity will fluctuate more significantly from quarter to quarter based on fluctuations in the market value of our futures contracts.

We account for our futures activities under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (SFAS 133), which requires us to value our futures contracts at fair market value in our financial statements.  Our futures contracts historically have not qualified for hedge accounting, and therefore we have recorded any changes in the fair market value of these contracts directly in our consolidated statements of operations in the line item “derivative (gains) losses” along with any realized gains or losses during the period.  In the future, we will attempt to qualify all of our futures contracts for hedge accounting under SFAS 133, but there can be no assurances that we will be successful in doing so.  To the extent that all or some of our futures contracts do not qualify for hedge accounting, we could incur significant increases and decreases in our net income and stockholders’ equity in the future based on fluctuations in the market value of our futures contracts from quarter to quarter.  For example, we experienced a derivative gain of $33.1 million and $5.7 million for the three months ended September 30, 2005 and June 30, 2008, respectively, and experienced derivative losses of $19.9 million, $0.3 million, $65 million and $13.7 million for the three months ended December 31, 2005, March 31, 2006, September 30, 2006 and December 31, 2006, respectively.  We had no derivative gains or losses for the three months ended June 30, 2006, March 31, 2007, June 30, 2007, September 30, 2007, December 31, 2007 and March 31, 2008. In July 2008, we sold certain contracts related to the derivative instruments we purchased in April 2008 and we realized a loss of $6.0 million, which will be reflected in the financial statements for the quarter ended September 30, 2008.  Any negative fluctuations may cause our stock price to decline due to our failure to meet or exceed the expectations of securities analysts or investors.

Natural gas operations entail inherent safety and environmental risks that may result in substantial liability to us.

Natural gas operations entail inherent risks, including equipment defects, malfunctions and failures and natural disasters, which could result in uncontrollable flows of natural gas, fires, explosions and other damages.  For example, operation of LNG pumps requires special training and protective equipment because of the extreme low temperatures of LNG. LNG tanker trailers have also in the past been, and may in the future be, involved in accidents that result in explosions, fires and other damage.  Additionally, CNG fuel tanks, if damaged or improperly maintained, may rupture and the contents of the tank may rapidly decompress and result in injury.  These risks may expose us to liability for personal injury, wrongful death, property damage, pollution and other environmental damage.  We may incur substantial liability and cost if damages are not covered by insurance or are in excess of policy limits.

Our business is heavily concentrated in the western United States, particularly in California and Arizona. Economic downturns in these regions could adversely impact our business.

Our operations to date have been concentrated in California and Arizona.  For the year ended December 31, 2007 and the nine months ended September 30, 2008, sales in California accounted for approximately 40% and 45%, respectively, and sales in Arizona accounted for approximately 20% and 16%, respectively, of the total amount of gallons we delivered.  A decline in the economy in these areas could slow the rate of adoption of natural gas vehicles or impact the availability of incentive funds, both of which could negatively impact our growth.

We provide financing to fleet customers for natural gas vehicles, which exposes our business to credit risks.

We loan to our customers up to 100% of the purchase price of natural gas vehicles.  We may also lease vehicles to customers in the future.  There are risks associated with providing financing or leasing that could cause us to lose money.  Some of these risks include: most of the equipment financed is vehicles, which are mobile and easily damaged, lost or stolen; there is a risk the borrower may default on payments; we may not be able to bill properly or track payments in adequate fashion to sustain growth of this service; and the amount of capital available to us is limited and may not allow us to make loans required by customers.  The continued disruption in the credit markets may further reduce the amount of capital available to us and an economic recession or slow down may increase the rate of default by borrowers, leading to an increase in losses on our loan portfolio.  As of September 30, 2008 we had approximately $4.4 million outstanding in loans provided to customers to finance natural gas vehicle purchases.

Our finance and leasing activities may be unsuccessful due to competitive pressures.

The fleet financing and leasing marketplace is competitive and dominated by large finance companies.  These companies may have greater financial resources than we do, offer more attractive rates to customers, finance other types of vehicles and equipment and offer a wider range of financial services to the customer.  If these large finance companies do finance natural gas vehicles and if potential customers prefer to work with these companies, our business may be disadvantaged.

We may incur losses and use working capital if we are unable to place with customers the natural gas vehicles that we or our business partners order from manufacturers.

To ensure availability for our customers, from time to time we enter into binding purchase agreements for natural gas vehicles when there is a production lead time.  Although we attempt to arrange for customers to purchase the vehicles before delivery to us, we may be unable to locate purchasers on a timely basis and consequently may need to take delivery of and title to the vehicles.  These purchases would adversely affect our cash reserves until such time as we can sell the vehicles to our customers, and we may be forced to sell the vehicles at a loss.  At September 30, 2008, we had approximately $10.2 million of deposits on vehicles under binding purchase agreements without corresponding customer orders.

We may also agree to guaranty the purchase of natural gas vehicles on behalf of our business partners.  For example, in July 2006, we entered into an agreement with Inland Kenworth, Inc. (Inland) pursuant to which we agreed to deposit certain amounts with Inland, as security for a guaranty, to help fund the acquisition by Kenworth Truck Company (Kenworth) of up to 125 diesel tractors.  At September 30, 2008, we had made approximately $5.5 million of deposits under this agreement.  If any tractor purchased by Inland remains unsold after a period of 365 days, we must either purchase the tractor or instruct Inland to sell the tractor.

We have advanced deposits to a business partner to help fund the conversion of diesel tractors to run on LNG.  To the extent any converted tractor is not sold within 24 months of the date of the applicable deposit agreement, we may forfeit the deposit related to such vehicle.

We entered into two deposit agreements with Westport in 2007 to facilitate the production of LNG fuel systems for installation in the tractors purchased by Inland.  At September 30, 2008, we had advanced a total of $4.7 million to Westport under these agreements.  Repayment of these deposits will occur incrementally upon the sale of the converted tractors to customers; however, to the extent an LNG fuel system incorporated into a tractor is not sold within 24 months of the effective date of the applicable deposit agreement (or such other time period as is agreed by both us and Westport), Westport is not obligated to repay any of the deposit with respect to such LNG fuel system.

If we are unable to attract, retain and motivate our executives and other key personnel, our business would be harmed.

Our ability to manage and expand our business depends significantly on the skills and services of our management team, each of whom may terminate his or her service with us at any time and none of whom are subject to non-compete restrictions.  We believe the loss of one or more members of our management team would harm our business because few people have comparable experience working in the natural gas vehicle industry or managing companies similar to ours.  Moreover, we expect our operations to grow, and to do so, we will need to hire additional personnel in all areas of our business, particularly in sales and marketing.  Competition for qualified personnel is intense, and we may be unable to attract or retain qualified personnel and expand our business as planned.

We rely on related parties for advice regarding our derivative activities, and this advice may not be available to us in the future.

We depend upon Boone Pickens and his firm, BP Capital, L.P., for advice regarding energy markets and derivative activities.  We cannot guarantee that we will be able to retain these services for any period of time.  BP Capital may terminate its investment advisory agreement with us at any time upon 30 days’ written notice to us.

We may have difficulty managing our planned growth.

If our business grows as planned, our management team and our operational, financial and accounting systems will also need to be expanded.  This expansion would result in increased expenses and may strain our resources.  If we are unable to manage this growth, we may experience higher expenses, poor internal controls, employee attrition and customer dissatisfaction, any of which could harm our business.  Additionally, we may find it difficult to maintain important aspects of our corporate culture, which could negatively affect our ability to retain and recruit personnel, and otherwise adversely affect our future success.

There are many risks associated with conducting operations in international markets.

We are in the process of expanding our operations outside of the United States and Canada.  For example, in August 2007, we executed a joint venture agreement with Energy Gas del Peru pursuant to which we built and operate a natural gas fueling station in Lima, Peru.  Changes in local economic or political conditions in foreign countries could have a material adverse effect on our business, consolidated financial condition, results of operations and cash flows.  Additional risks inherent in our international business activities include the following: difficulties in managing international operations, including our ability to timely and cost effectively execute projects; unexpected changes in regulatory requirements; tariffs and other trade barriers that may restrict our ability to enter into new markets; governmental actions that result in the deprivation of contract rights; changes in political and economic conditions in the countries in which we operate, including civil uprisings, riots, kidnappings and terrorist acts; changes in foreign currency exchange rates; potentially adverse tax consequences; restrictions on repatriation of earnings or expropriation of property without fair compensation; difficulties in establishing new international offices and risks inherent in establishing new relationships in foreign countries; and the burden of complying with the various laws and regulations in the countries in which we operate.

Our future plans may involve expanding our business in international markets where we currently do not conduct business.  The risks inherent in establishing new business ventures, especially in international markets where local customs, laws and business procedures present special challenges, may affect our ability to be successful in these ventures or avoid losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we are unable to adequately protect our intellectual property, our business could be harmed.

We protect our intellectual property through a combination of trademark laws, confidentiality procedures, contractual provisions and seeking patents, when appropriate.  Nonetheless, our intellectual property rights may not be successfully asserted in the future or may be invalidated, circumvented or challenged.  Enforcement of intellectual property rights against alleged infringers can sometimes lead to costly litigation and counterclaims.  Our inability to protect our proprietary information could harm our business.

We have significant contracts with federal, state and local government entities, which are subject to unique risks.

We have existing, and will continue to seek, long-term LNG and CNG station construction, maintenance and fuel sales contracts with various federal, state and local governmental bodies.  In addition to our normal business risks, our contracts with these government entities are often subject to unique risks, some of which are beyond our control.  Long-term government contracts and related orders are subject to cancellation if appropriations for subsequent performance periods are not made.  The termination of funding for a government program supporting any of our CNG or LNG operations could result in a loss of anticipated future revenues attributable to that program, which could have a negative impact on our operations.  In addition, government entities with whom we contract are often able to modify, curtail or terminate contracts with us without prior notice at their convenience, and are only liable for payment for work done and commitments made at the time of termination.  Modification, curtailment or termination of significant contracts could have a material adverse effect on our results of operations and financial condition.

Our business is subject to a variety of governmental regulations that may restrict our business and may result in costs and penalties.

We are subject to a variety of federal, state and local laws and regulations relating to the environment, health and safety, labor and employment and taxation, among others.  These laws and regulations are complex, change frequently and have tended to become more stringent over time.  Failure to comply with these laws and regulations may result in a variety of administrative, civil and criminal enforcement measures, including assessment of monetary penalties and the imposition of remedial requirements.  From time to time, as part of the regular overall evaluation of our operations, including newly acquired operations, we may be subject to compliance audits by regulatory authorities.

In connection with our LNG liquefaction activities or the landfill gas processing facility operated by our subsidiary, Dallas Clean Energy, LLC, we need to apply for additional facility permits or licenses to address storm water or wastewater discharges, waste handling, and air emissions related to production activities or equipment operations.  This may subject us to permitting conditions that may be onerous or costly.  Compliance with laws and regulations and enforcement policies by regulatory agencies could require us to make material expenditures.

The requirements of being a public company, including the costs of complying with Section 404 of the Sarbanes-Oxley Act of 2002, may strain our resources and distract management.

The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the Securities and Exchange Commission, NASDAQ and other stock exchanges, have required changes in corporate governance practices of public companies.  These rules and regulations have increased our legal and financial compliance costs and have made some activities more time-consuming and costly.  For example, as a result of becoming a public company, we have created additional board committees and have implemented a number of new corporate policies.  In addition, we are incurring additional costs associated with our public company reporting.

Ensuring that we have adequate financial and accounting controls to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently.  We are in the process of documenting, reviewing and improving our internal controls in order to comply with Section 404 of the Sarbanes-Oxley Act in our annual report on Form 10-K for the fiscal year ending December 31, 2008, which requires management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm.  Both we and our independent registered public accounting firm will be testing our internal controls in connection with the Section 404 requirements and, as part of that documentation and testing, identifying areas for further attention and improvement.  Improving our internal controls will likely involve substantial costs and take significant time to complete, which may distract our officers, directors and employees from the operation of our business.  These efforts may not ultimately be effective to maintain adequate internal controls.  If we fail to establish and maintain effective controls and procedures for financial reporting, we could be unable to provide timely and accurate financial information.  In addition, investor perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements may negatively affect our stock price.

Our quarterly results of operations have not been predictable in the past and have fluctuated significantly and may not be predictable and may fluctuate in the future.

Our quarterly results of operations have historically experienced significant fluctuations. Our net losses were $58.8 million, $14.6 million, $0.9 million, $3.6 million, $1.5 million, $2.9 million, $5.4 million and $2.4 million for the three months ended September 30, 2006, December 31, 2006, March 31, 2007, June 30, 2007, September 30, 2007, December 31, 2007, March 31, 2008 and June 30, 2008, respectively.  For the three-month period ended September 30, 2008, we estimate we will incur a net loss in the range of $10.4 million to $11.5 million.  Our quarterly results may fluctuate significantly as a result of a variety of factors, many of which are beyond our control.  If our quarterly results of operations fall below the expectations of securities analysts or investors, the price of our common stock could decline substantially.  Fluctuations in our quarterly results of operations historically have primarily been attributable to our derivative gains and losses, but also may be due to a number of other factors, including, but not limited to: our ability to increase sales to existing customers and attract new customers; the addition or loss of large customers; construction cost overruns; the amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our business, operations and infrastructure; changes in the price of natural gas; changes in the prices of CNG and LNG relative to gasoline and diesel; changes in our pricing policies or those of our competitors; the costs related to the acquisition of assets or businesses; regulatory changes; and geopolitical events such as war, threat of war or terrorist actions.  Investors in our stock should not rely on the results of one quarter as an indication of future performance as our quarterly revenues and results of operations may vary significantly in the future.  Therefore, period-to-period comparisons of our operating results may not be meaningful.

The price of our common stock may be volatile as a result of market conditions unrelated to our company, and the value of your investment could decline.

The trading price of our common stock may fluctuate substantially due to factors in the market beyond our control.  These fluctuations could cause you to lose all or part of your investment in our common stock.  Factors that could cause fluctuations in the trading price of our common stock include: price and volume fluctuations in the overall stock market from time to time; actual or anticipated changes or fluctuations in our results of operations; actual or anticipated changes in the expectations of investors or securities analysts; actual or anticipated developments in our competitors’ businesses or the competitive landscape generally; litigation involving us or our industry; domestic and international regulatory developments; general economic conditions and trends; widespread adoption of other alternative fuels and technologies; major catastrophic events or sales of large blocks of our stock.  Since our initial public offering, which was completed in May 2007, the price of our common stock has ranged from an intra-day low of $8.06 to an intra-day high of $20.65 through October 28, 2008.

Sales of outstanding shares of our stock into the market in the future could cause the market price of our stock to drop significantly, even if our business is doing well.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline.  At September 30, 2008, 44,641,520 shares of our common stock were outstanding.  The 11,500,000 shares sold in our initial public offering in addition to the 4,419,192 shares of common stock to be sole in this offering will be freely tradable without restriction or further registration under federal securities laws unless purchased by our affiliates.  Shares held by non-affiliates for more than six months may generally be sold without restriction, other than a current public information requirement, and may be sold freely without any restrictions after one year.  All other outstanding shares of common stock may be sold under Rule 144 under the Securities Act, subject to applicable restrictions.

In addition, as of September 30, 2008, there were 7,018,955 shares underlying outstanding options and 15,000,000 shares underlying an outstanding warrant.  These shares are eligible for sale in the public market to the extent permitted by the provisions of various option and warrant agreements and Rule 144.  If these additional shares are sold, or if it is perceived that they will be sold in the public market, the trading price of our stock could decline.

If securities analysts stop publishing research or reports about our business, or if they downgrade our stock, the price of our stock could decline.

The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us.  We do not control these analysts.  If one or more of the analysts who do cover us downgrade our stock, our stock price would likely decline.  Further, if one or more of these analysts cease coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.

A majority of our stock is beneficially owned by a single stockholder whose interests may differ from yours and who will be able to exert significant influence over our corporate decisions, including a change of control.

As of September 30, 2008, Boone Pickens and affiliates (including Madeleine Pickens, his wife) beneficially owned in the aggregate approximately 58.9% of our outstanding common stock, inclusive of the 15,000,000 shares underlying the warrant held by Mr. Pickens.  As a result, Mr. Pickens will be able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions.  Mr. Pickens may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests.  This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their stock as part of a sale of our company, and might ultimately affect the market price of our stock.  Conversely, this concentration may facilitate a change in control at a time when you and other investors may prefer not to sell.

Provisions in our certificate of incorporation and bylaws and Delaware law may discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our stock.

Our certificate of incorporation and bylaws contain provisions that could depress the trading price of our stock by acting to discourage, delay or prevent a change of control of our company or changes in our management that the stockholders of our company may deem advantageous.  These provisions:

•      authorize the issuance of “blank check” preferred stock that our board of directors could issue to increase the number of outstanding shares to discourage a takeover attempt,

•      provide that a special meeting of stockholders may only be called by our board of directors or our chief executive officer,

•      provide that the board of directors is expressly authorized to make, alter or repeal our bylaws, and

•      establish advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

Additionally, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder and which may discourage, delay or prevent a change of control of our company.

Investors in an offering of common stock by us may pay a much higher price than the book value of our stock.

If you purchase common stock in an offering by us, you may incur immediate and substantial dilution representing the difference between our net tangible book value and the as adjusted net tangible book value per share after giving effect to the offering price.  We may also in the future issue additional shares of our authorized and unissued common stock in connection with compensation of our management, future acquisitions, future private placements of our securities for capital raising purposes, or for other business purposes, all of which will result in the dilution of the ownership interests of holders of our common stock.  Issuance of additional shares of common stock may also create downward pressure on the trading price of our common stock that may in turn require us to issue additional shares to raise funds through sales of our securities.  This will further dilute the ownership interests of holders of our common stock.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the securities offered pursuant to this prospectus, excluding the proceeds, if any, from the exercise of the warrants issued in this offering, will be approximately $32.3 million after deducting placement agents’ fees and all estimated offering expenses payable by us.  We currently intend to use the net proceeds from this offering for working capital and other general corporate purposes, which may include capital expenditures related to our LNG plant in California, station construction activities, support of Proposition 10, the California Alternative Fuel Vehicles and Renewable Energy Initiative, and future acquisitions (particularly in the natural gas fueling infrastructure, service and production industries). We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures.  As a result, our management team will have broad discretion to allocate the net proceeds from this offering and investors will be relying on the judgment of management with regard to the use of proceeds.  Pending application of the net proceeds, we may temporarily invest the net proceeds in short-term marketable securities.

DILUTION

Our historical net tangible book value (deficit) as of September 30, 2008 was approximately $185.6 million, or $4.16 per share of common stock.  Historical net tangible book value per share is determined by dividing our total tangible assets (total assets less intangible assets), less total liabilities, by the number of outstanding shares of our common stock.

After giving effect to the sale of 4,419,192 units in this offering at a public offering price of $7.92 per unit (or $7.92 per share of common stock included in each unit and attributing no value to the warrant included in each unit) and after deduction of placement agents’ fees and all estimated offering expenses payable by us, our net tangible book value (deficit) as of September 30, 2008 would have been approximately $217.9 million, or $4.44 per share of common stock.  This represents an immediate increase in net tangible book value (deficit) of $0.28 per share to our existing shareholders and an immediate dilution in tangible net book value (deficit) of $3.47 per share to investors participating in this offering.  The following table illustrates this dilution per share to investors participating in this offering:

Public offering price per share included in each unit:		$7.92
• Historical net tangible book value (deficit) per share as of September 30, 2008	$4.16
• Increase per share attributable to investors participating in this offering	0.28	$
As adjusted net tangible book value (deficit) per share after this offering		4.44
Dilution per share to investors participating in this offering:		$3.48

The above illustration of dilution per share to investors participating in this offering assumes:

•      no exercise of outstanding options to purchase our common stock or outstanding warrants to purchase shares of our common stock; and

•      no exercise of the warrants offered hereby.

Investors that purchase common stock upon the exercise of the warrants offered hereby may experience dilution depending on our net tangible book value (deficit) at the time of exercise.

The above discussion and table are based on 44,641,520 shares of our common stock outstanding as of September 30, 2008.  This number excludes the shares issuable upon the exercise of the warrants offered hereby and also excludes:

•      15,000,000 shares of common stock issuable upon the exercise of outstanding warrants held by Boone Pickens at an exercise price of $10.00 per share;

•      7,018,955 shares of common stock issuable upon the exercise of outstanding options;

•      1,268,417 shares of common stock reserved and available for future issuance under our equity incentive plans;

•                  3,314,394 shares of common stock issuable upon the exercise of Series I warrants to be issued in this offering; and

•                  1,136,364 shares of common stock issuable upon the exercise of Series II warrants to be issued in this offering.

DESCRIPTION OF SECURITIES WE ARE OFFERING

In this offering, we are offering a maximum of 4,419,192 units, consisting of 4,419,192 shares of our common stock, Series I warrants to purchase an additional 3,314,394 shares of our common stock, and Series II warrants to purchase up to an additional 1,136,364 shares of our common stock.  Each Unit consists of (i) one share of the Company’s common stock, (ii) a Series I warrant to purchase 0.75 shares of common stock at an exercise price of $13.50 per share, and (iii) a Series II warrant to purchase up to 0.2571 shares of common stock at an exercise price of $0.01 per share.

Units will not be issued or certificated.  The shares of common stock and warrants are immediately separable and will be issued separately.  This prospectus supplement also relates to the offering of shares of our common stock issuable upon exercise, if any, of the warrants.

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Capital Stock” starting on page 6 of the accompanying prospectus.

Warrants

The warrants offered in this offering will be issued pursuant to a subscription agreement between each of the purchasers and us.  The following is a brief summary of the material terms of the warrants and is subject in all respects to the provisions contained in the warrants. The forms of warrants are being filed with a Current Report on Form 8-K and reference is made thereto for a complete description of the warrants.

Transferability.  The warrants may be transferred at the option of the warrant holder upon surrender of the warrants with the appropriate instruments of transfer.

Exchange Listing.  We do not plan on making an application to list the warrants on the NASDAQ Global Market, any national securities exchange or other nationally recognized trading system.

Fundamental Transactions.  In the event of any fundamental transaction, as described in the warrants and generally including any capital reorganization, reclassification of our capital stock, consolidation or merger with another entity in which we are not the survivor, or the sale, transfer or other disposition of all or substantially all of our assets to another entity, we will use our commercially reasonable efforts to ensure that the holders of the warrants will thereafter have the right to receive upon exercise of the warrants such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of shares of our common stock equal to the number of shares of our common stock issuable upon exercise of the warrants immediately prior to the fundamental transaction, had the fundamental transaction not taken place, and appropriate provision will be made so that the provisions of the warrants (including, for example, provisions relating to the adjustment of the exercise price) will thereafter be applicable, as nearly equivalent as may be practicable in relation to any share of stock, securities or assets deliverable upon the exercise of the warrants after the fundamental transaction.  The holder of the warrants shall also be entitled, upon request, within 90 days following a change of control of the company, to have the company purchase such warrant in cash using a Black-Scholes value of any unexercised warrants.

Rights as a Stockholder.  Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

Specific Terms of the Series I Warrants

Exercisability.  Holders may exercise the Series I warrants beginning on the date that is six months after the date of original issuance and at any time up to the date that is seven years after such date the warrants become exercisable.  The Series I warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the Series I warrant, except upon at least 61 days’ prior notice from the holder to us, the holder will not have the right to exercise any portion of the Series I warrant if the holder would beneficially own in excess of 4.9% of the number of shares of our common stock (including securities convertible into common stock) outstanding immediately after the exercise.

Exercise Price.  The exercise price per share of common stock purchasable upon exercise of the Series I warrants is $13.50 per share of common stock being purchased.  The exercise price is subject to appropriate adjustment in the event of stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders. The exercise price per share will also be subject to adjustment on a weighted average based for certain dilutive issuances of equity securities.  On the first anniversary of the issuance of the Series I warrants, the exercise price will reset to an exercise price equal to one-hundred twenty percent (120%) of the closing price of our common stock on such first anniversary date.  On the second anniversary of the issuance of the Series I warrants, the exercise price will reset to an exercise price equal to one-hundred twenty percent (120%) of the closing price of our common stock on such second anniversary date.  However, under the terms of the Series I warrants, no such reset adjustment will operate to increase the exercise price above the then current exercise price at the time of the first or second anniversary of the issuance of the Series I warrant.

Specific Terms of the Series II Warrants

Exercisability.  The Series II Warrants are conditioned upon the outcome of the November 4, 2008 California election related to Proposition 10, or the California Alternative Fuels and Renewable Energy Initiative.  The Series II Warrants will become exercisable during the period beginning on the date which is five trading days after November 4, 2008 in the event that Proposition 10 is not approved by the voters in the State of California during the election to be held on November 4, 2008 and ending on November 14, 2008, subject to an extension of one trading day for each trading day that the result of the election is not declared by 9:00 a.m., New York time, on November 5, 2008.  In the event that Proposition 10 is approved by the California voters, then the Series II warrants shall not be exercisable and shall terminate.

Price.  The exercise price per share of common stock purchasable upon exercise of the Series II warrants is $0.01 per share of common stock being purchased.  The exercise price is subject to appropriate adjustment in the event of stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders. The exercise price per share will also be subject to adjustment on a weighted average based for certain dilutive issuances of equity securities.

Number of Shares.  The Series II warrants will be exercisable for such number of shares of common stock as will be equal to (i) the quotient of (A) the aggregate purchase price paid by each investor for the purchase of units divided by (B) 85% of the arithmetic average of the weighted average price per share of the common stock during the five trading days beginning November 5, 2008, provided that such resulting weighted average price shall not be less than $6.30, (ii) minus the number of shares of common stock purchased by such investor.  Reference is made to the Current Report on Form 8-K for the definition of certain terms relating to these warrants.

PLAN OF DISTRIBUTION

We are offering the units through placement agents.  Subject to the terms and conditions contained in the placement agent agreement, dated October 28, 2008, Lazard Capital Markets LLC and W.R. Hambrecht + Co., LLC have agreed to act as the placement agents for the sale of up to 4,419,192 units.  The placement agents are not purchasing or selling any units by this prospectus supplement or the accompanying prospectus, nor are they required to arrange for the purchase or sale of any specific number or dollar amount of units, but have agreed, subject to the terms and conditions of the placement agent agreement, to use their commercially reasonable efforts to arrange for the sale of all 4,419,192 units.

The placement agent agreement provides that the obligations of the placement agents and the investors are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates.

Confirmations and final prospectuses will be distributed to all investors who agree to purchase the units, informing investors of the closing date as to such units.  We currently anticipate that closing of the sale of the units offered hereby will take place on or about November 3, 2008.  Investors will also be informed of the date and manner in which they must transmit the purchase price for their units.

On the scheduled closing date, the following will occur:

•      we will receive funds in the amount of the aggregate purchase price for the units we sell; and

•      Lazard Capital Markets LLC will receive the placement agents’ fee on behalf of the placement agents in accordance with the terms of the placement agent agreement.

We will pay the placement agents an aggregate placement agents’ fee equal to six percent (6%) of the gross proceeds of the sale of the units in the offering.  We may also reimburse the placement agent for certain legal fees and expenses incurred by them in connection with this offering.  In no event will the total amount of compensation paid to the placement agents and other securities brokers and dealers upon completion of this offering exceed 8% of the gross proceeds of the offering.  The estimated offering expenses payable by us, in addition to the placement agents’ fee of $2.1 million, are approximately $0.4 million, which includes legal, accounting and printing costs and various other fees associated with registering and listing the common stock.  After deducting certain fees payable to the placement agents and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $32.3 million.

Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

We have agreed to indemnify the placement agents and Lazard Frères & Co. LLC against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the placement agent agreement. We have also agreed to contribute to payments the placement agents and Lazard Frères & Co. LLC may be required to make in respect of such liabilities.

We, along with our executive officers and directors, have agreed to certain lock-up provisions with regard to future sales of our common stock and other securities convertible into or exercisable or exchangeable for common stock for a period of sixty (60) days after the date of this prospectus supplement as set forth in the placement agent agreement (the “Lock-up Period”). However, this restriction will no longer apply to us if California Proposition 10, the California Alternative Fuels and Renewable Energy Initiative is approved by California voters in the November 4, 2008 election and, during the Lock-up Period, the price of our common stock increases by 20% or more above the closing price on the date of this prospectus supplement as set forth in the placement agent agreement with the placement agents.

The placement agent agreement is included as an exhibit to our Current Report on Form 8-K that we will file with the Commission in connection with this offering.

The transfer agent for our common stock to be issued in this offering is Computershare Trust Company, N.A.  Our common stock is traded on the NASDAQ Global Market under the symbol CLNE.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Morrison & Foerster LLP, San Francisco, California.  Proskauer Rose LLP, New York, New York and Baker Botts L.L.P., Houston, Texas are acting as counsel for the placement agents in connection with this offering.

INFORMATION INCORPORATED BY REFERENCE

We are “incorporating by reference” information into this prospectus supplement and the accompanying prospectus.  This means that we are disclosing important information to you by referring you to another document that has been filed separately with the SEC.  The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in documents filed earlier with the SEC or contained in this prospectus.  We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, after the initial filing of this registration statement that contains this prospectus supplement and prior to the time that we sell all of the securities offered by this prospectus supplement or the earlier termination of the offering (except in each case the information contained in such documents to the extent “furnished” and not “filed”):

•              Annual report on Form 10-K for the fiscal year ended December 31, 2007, filed on March 19, 2008;

•              Quarterly reports on Form 10-Q for the quarter ended March 31, 2008, filed on May 15, 2008 and for the quarter ended June 30, 2008, filed on August 13, 2008;

•              Current reports on Form 8-K filed on April 7, 2008, April 22, 2008, June 20, 2008, July 3, 2008, August 21, 2008, September 8, 2008, September 25, 2008, and October 15, 2008; and

•              The description of our common stock which is contained in the registration statement on Form 8-A filed with the SEC on May 18, 2007.

PROSPECTUS

$150,000,000

PREFERRED STOCK

COMMON STOCK

WARRANTS

We may offer and sell any combination of the securities described in this prospectus from time to time in one or more offerings, in one or more series and in amounts, at prices and on terms that we will determine at the time of the offering, up to an aggregate dollar amount of $150,000,000.  We will provide the specific terms of the securities, including their offering prices and terms, and the methods by which we will sell them, in supplements to this prospectus.  We may offer and sell the securities on an immediate, continuous or delayed basis directly to investors or through underwriters, dealers or agents, or through a combination of these methods.  If we use agents, underwriters or dealers to sell any securities, we will name them and describe their compensation in the applicable prospectus supplement.

The prospectus supplements may also add, update or change other information contained in this prospectus.  You should read this prospectus, the applicable prospectus supplement and the documents incorporated by reference in this prospectus and any prospectus supplements carefully before you make your investment decision.

Our common stock is traded on the NASDAQ Global Market under the symbol “CLNE.”  On July 8, 2008, the last reported sale price for our common stock on the NASDAQ Global Market was $11.18 per share.  Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Our business and an investment in our securities involve significant risks.  You should read the section entitled “Risk Factors” on page 5 of this prospectus and the risk factors incorporated by reference into this prospectus as described in that section before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement which will describe the method and terms of the offering, including the specific plan of distribution.

The date of this prospectus is July 29, 2008

In this prospectus and any accompanying prospectus supplement, unless otherwise indicated or the context otherwise requires, references to “Clean Energy” refers to Clean Energy Fuels Corp., and references to “our company,” “we,” “us”, or “our” refers to Clean Energy and its consolidated subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should read this prospectus and the accompanying prospectus supplement, including the documents incorporated by reference in this prospectus and accompanying prospectus supplement, when making your investment decision. The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus.  This summary does not contain all of the information that you should consider before making a future investment decision with respect to our securities.  You should read both this prospectus and the accompanying prospectus supplement carefully, including the “Risk Factors,” together with any documents incorporated by reference before investing in securities in this offering.  In this prospectus and any accompanying prospectus supplement, unless otherwise indicated or the context otherwise requires, references to “our company,” “we,” “us,” or “our” refer to Clean Energy Fuels Corp. and its consolidated subsidiaries.

Overview

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, we may from time to time offer and sell to the public any or all of the securities described in the registration statement in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell any of the securities registered under this prospectus, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus or in the documents incorporated by reference into this prospectus. If there is any inconsistency between the information in this prospectus and the information in the prospectus supplement, you should rely on the information in the prospectus supplement. It is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information. “

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from a current report on Form 8-K that we file with the SEC, and you may obtain copies of those documents as described below under “Where You Can Find Additional Information.”

Our Company

We are the leading provider of natural gas as an alternative fuel for vehicle fleets in the United States and Canada, based on the number of stations operated and the amount of gasoline gallon equivalents of compressed natural gas (CNG) and liquefied natural gas (LNG) delivered. We offer a comprehensive solution to enable our customers to run their fleets on natural gas, often with limited upfront expense to the customer. We design, build, finance and operate fueling stations and supply our customers with CNG and LNG. We also help them acquire and finance natural gas vehicles and obtain local, state and federal clean air rebates and incentives. CNG and LNG are cheaper than gasoline and diesel, and are well suited for use by vehicle fleets that consume high volumes of fuel, refuel at centralized locations, and are increasingly required to reduce emissions. According to the U.S. Department of Energy’s Energy Information Administration (EIA), the amount of natural gas consumed in the United States for vehicle use nearly doubled between 2000 and 2007. We believe we are positioned to capture a substantial share of the growth in the use of natural gas as a vehicle fuel in the United States given our leading market share and the comprehensive solutions we offer.

We sell natural gas vehicle fuels in the form of both CNG and LNG. CNG is generally used in automobiles and other light to medium-duty vehicles as an alternative to gasoline. CNG is produced from natural gas that is supplied by local utilities to CNG vehicle fueling stations, where it is compressed and dispensed into vehicles in gaseous form. LNG is generally used in trucks and other medium to heavy-duty vehicles as an alternative to diesel, typically where a vehicle must carry a greater volume of fuel. LNG is natural gas that is super cooled at a liquefaction facility to -162 degrees Celsius (-260 degrees Fahrenheit) until it condenses into a liquid, which takes up about 1/600th of its original volume as a gas. We deliver LNG to fueling stations via our fleet of 60 tanker trailers. At the stations, LNG is stored in above ground containers until dispensed into vehicles in liquid form.

We serve fleet vehicle operators in a variety of markets, including public transit, refuse hauling, airports, taxis, seaports, and regional trucking. We believe the fleet market will continue to present a high growth opportunity for natural gas vehicle fuels. Some of the largest potential markets are seaports, airports, public transit and refuse hauling. For example, two of the largest seaports in the United States, Los Angeles and Long Beach, together have adopted a plan to mandate the use of alternative fuels for vehicle fleets serving those seaports, and other seaports are also considering alternative fuels. In addition, there is considerable room for growth in our key markets of public transit and refuse hauling, with approximately 19% of public transit buses and approximately 1% of refuse haulers currently using natural gas fuels, as stated by INFORM, Inc., a national nonprofit organization focused on environmental concerns (INFORM), and by the American Public Transportation Association.

We generate revenues primarily by selling CNG and LNG, and to a lesser extent by building, operating and maintaining CNG and LNG fueling stations. We serve over 275 fleet customers operating over 14,000 natural gas vehicles. We own, operate or supply 170 natural gas fueling stations in Arizona, California, Colorado, Maryland, Massachusetts, Nevada, New Mexico, New York, Texas, Washington, Georgia, Wyoming and Canada. Additionally, we have formed a joint venture that owns and operates a CNG fueling station in Lima, Peru.

We own and operate an LNG liquefaction plant near Houston, Texas, which we call the Pickens Plant, capable of producing up to 35 million gallons of LNG per year. We are also in the process of building an LNG liquefaction plant in California. We expect this plant will be operational in the fall of 2008, assuming we do not experience significant construction delays. We anticipate this plant will initially be capable of producing up to 60 million gallons of LNG per year, and will be expandable to produce up to 90 million gallons of LNG per year.

Corporate Information

Our principal executive offices are located at 3020 Old Ranch Parkway, Suite 200, Seal Beach, California 90740, and our main telephone number is (562) 493-2804.  Our internet address is www.cleanenergyfuels.com.  Except for the documents referred to under “Where You Can Find Additional Information” which are specifically incorporated by reference into this prospectus, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus.  We have included our website address only as an interactive textual reference and do not intend it to be an active link to our website.

The Offering

We may offer any of the following securities from time to time:

•                                          shares of our preferred stock;

•                                          shares of our common stock; or

•                                          warrants to purchase any of the above securities.

When we use the term securities in this prospectus, we mean any of the securities we may offer with this prospectus from time to time, unless we indicate otherwise.  When we issue new securities, we may offer them for sale to or through underwriters, dealers and agents, including our subsidiaries, or directly to purchasers.  The applicable prospectus supplement will include any required information about the firms we use and the discounts or commissions we may pay them for their services.

Listing

The applicable prospectus supplement will specify if any securities are to be listed or quoted on a securities exchange or quotation system.  Our common stock is listed on the NASDAQ Global Market and trades under the symbol “CLNE.”

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors contained in the accompanying prospectus supplement as well as those set forth in our most recent annual report on Form 10-K on file with the SEC, which is incorporated by reference in this prospectus.  Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and the accompanying prospectus supplement. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus or incorporated by reference herein may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based upon current assumptions, expectations and beliefs concerning future developments and their potential effect on our business. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in “Risk Factors” above.  These forward-looking statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Words such as “expects,” “intends,” “plans,” “projects,’ “believes,” “estimates,” and similar expressions are used to identify these forward looking statements, but their absence does not mean that a statement is not forward looking. Forward-looking statements in this prospectus or incorporated by reference herein may include, but are not limited to, statements regarding:

•                  projected capital expenditures and related funding requirements;

•                  potential acquisitions of complementary businesses in the natural gas fueling industry

•                  developments and trends in the natural gas vehicle market;

•                  growth of the market for natural gas vehicle fuels;

•                  expanded use of natural gas vehicles at the Los Angeles and Long Beach seaports;

•                  future prices of crude oil, gasoline and diesel compared to natural gas;

•                  future prices and expanded use of other alternative fuels such as biodiesel or ethanol;

•                  the impact of environmental regulations on the cost of crude oil, gasoline, diesel and diesel engines;

•                  the impact of environmental regulations on the use of natural gas as a vehicle fuel;

•                  future supply, demand and prices for natural gas;

•                  anticipated completion of our California LNG plant; and

•                  the availability of tax incentives and grant programs that provide incentives for using natural gas as a vehicle fuel.

USE OF PROCEEDS

Unless we specify otherwise in the accompanying prospectus supplement, we currently intend to use the net proceeds from the sale of the securities for general corporate purposes.  These purposes may include repayment of debt, repurchase or redemption of our common stock, working capital needs, capital expenditures, acquisitions (particularly in the natural gas fueling infrastructure, service and production industries) and any other general corporate purpose.  Pending application of the net proceeds, we may temporarily invest the net proceeds in short-term marketable securities.

If a material part of the net proceeds is to be used to repay indebtedness, we will set forth the interest rate and maturity of such indebtedness in the accompanying prospectus supplement.

We may not receive any cash proceeds from the sale of shares of preferred stock, shares of common stock, or warrants pursuant to this prospectus and the accompanying prospectus supplement if we issue the securities as consideration for services performed or goods provided to us, in repayment of outstanding indebtedness, or upon the conversion, exchange or exercise of outstanding securities.

We may set forth additional information on the use of the net proceeds from the sale of securities we offer under this prospectus in the prospectus supplement relating to the specific offering.

DESCRIPTION OF SECURITIES

The following description of our preferred stock, common stock and warrants to purchase any of the above securities summarizes the material terms and provisions of these securities.  We will describe in the prospectus supplement relating to the offering of any securities the particular terms of the securities being offered by that prospectus supplement.  If applicable, we will also include information in the prospectus supplement about material United States federal income tax considerations, if any, relating to the securities, and the securities exchange, if any, on which the securities will be listed.  The terms of these securities may also be affected by Delaware law.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is qualified in its entirety by reference to the full text of our certificate of incorporation and bylaws.  Stockholders are urged to read our certificate of incorporation and bylaws in their entirety for the actual terms of our capital stock.  These documents are filed as exhibits to the registration statement of which this prospectus forms a part.  See the section entitled “Where You Can Find Additional Information.”

Authorized Capital Stock

Our authorized capital stock consists of 99,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.  As of June 30, 2008, there were 44,309,137 shares of common stock outstanding. As of June 30, 2008, no shares of preferred stock were outstanding.

Common Stock

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.  Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our certificate of incorporation.

Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Our common stock is quoted on the NASDAQ Global Market under the trading symbol “CLNE.”

Preferred Stock

Our board of directors is authorized, subject to limitations imposed by Delaware law and NASDAQ rules, to issue up to a total of 1,000,000 shares of preferred stock in one or more series, without further stockholder approval. Our board of directors will be authorized to establish from time to time the number of shares to be included in each series, and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. Our board of directors is authorized to increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders.

The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might harm the market price of our common stock and the voting and other rights of the holders of common stock.

A prospectus supplement relating to a series of preferred stock will describe terms of that series of preferred stock, including:

•                                          the designation and stated value of that series;

•                                          the number of shares we are offering;

•                                          the initial public offering price at which the shares will be sold;

•                                          the dividend rate of that series, the conditions and dates upon which those dividends will be payable, whether those dividends will be cumulative or noncumulative, and, if cumulative, the date from which dividends will accumulate;

•                                          the process for any auction and remarketing, if any;

•                                          the relative ranking and preferences of that series as to dividend rights and rights upon any liquidation, dissolution or winding up of the affairs of our company;

•                                          any redemption, repurchase, or sinking fund provisions;

•                                          any conversion or exchange rights of the holder or us;

•                                          any voting rights;

•                                          any preemptive rights;

•                                          any restrictions on transfer, sale or other assignment;

•                                          any restrictions on further issuances;

•                                          whether interests in the preferred stock will be represented by depositary shares;

•                                          a discussion of any material United States federal income tax considerations applicable to the preferred stock;

•                                          any application for listing of that series on any securities exchange or market;

•                                          any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our company’s affairs; and

•                                          any other specific terms, preferences, rights or limitations of, or restrictions on, that series of preferred stock.

Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•                                          the transaction is approved by the board before the date the interested stockholder attained that status;

•                                          upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•                                          on or after the date the business combination is approved by the board, the transaction is authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•                                          any merger or consolidation involving the corporation and the interested stockholder;

•                                          any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•                                          subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•                                          any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•                                          the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Charter and Bylaws

In addition, some provisions of our certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might deem to be in the stockholder’s best interest. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

•                                          Authorized but unissued shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to certain limitations imposed by NASDAQ. These additional shares may be used for a variety of corporate purposes, such as for acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

•                                          Special meetings of stockholders. Special meetings of stockholders may only be called by our board of directors or our chief executive officer.

•                                          Amendment to bylaws. Our board of directors is authorized to make, alter or repeal our bylaws without further stockholder approval.

•                                          Advance notice of director nominations and matters to be acted upon at meetings. Our bylaws contain advance notice requirements for nominations for directors to our board of directors and for proposing matters that can be acted upon by stockholders at stockholder meetings.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of preferred stock, shares of common stock or any of the above securities in one or more series.  We may issue warrants independently or together with shares of preferred stock or shares of common stock, and the warrants may be attached to or separate from these securities.  While the terms summarized below will apply generally to any warrants that we may sell, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement.  The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We have filed forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants being offered as exhibits to the registration statement of which this prospectus is a part.  We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants.  The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus and the accompanying prospectus supplement.  We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

You should review the applicable prospectus supplement for the specific terms of any warrants that may be offered, including the following:

•                  the title of the warrants;

•                  the aggregate number of the warrants;

•                  the price or prices at which the warrants will be issued;

•                  the designation, stated value, terms (including liquidation, dividend, conversion and voting rights), number of shares and purchase price per share of the class or series of preferred stock purchasable upon the exercise of warrants to purchase shares of preferred stock;

•                  the number of shares and the purchase price per share of common stock purchasable upon the exercise of warrants to purchase shares of common stock;

•                  if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•                  the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•                  the terms of any rights to redeem or call the warrants;

•                  any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•                  the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•                  if applicable, the minimum or maximum number of warrants that may be exercised at any one time;

•                  the manner in which the warrant agreements and warrants may be modified;

•                  information relating to book-entry procedures, if any;

•      if applicable, a discussion of material United States federal income tax considerations of holding or exercising the warrants; and

•      any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement.  Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement.  After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement.  We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise.  If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants.  If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights By Holders of Warrants

Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent and us.  Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant.  A single bank or trust company may act as warrant agent for more than one issue of warrants.  A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us.  Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

Amendments and Supplements to the Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not materially adversely affect the interests of the holders of the warrants.

Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a warrant to purchase shares of preferred stock or common stock will be adjusted proportionately if we subdivide or combine our preferred stock or common stock, as applicable.  In addition, unless the prospectus supplement states otherwise, if we, without payment:

•              issue capital stock or other securities convertible into or exchangeable for preferred stock or common stock, or any rights to subscribe for, purchase or otherwise acquire either class of capital stock, as a dividend or distribution to holders of our preferred stock or common stock;

•              pay any cash to holders of our preferred stock or common stock other than a cash dividend paid out of our current or retained earnings or other than in accordance with the terms of the preferred stock;

•              issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our preferred stock or common stock; or

•              issue preferred stock or common stock or additional stock or other securities or property to holders of our preferred stock or common stock by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement, then the holders of preferred stock or common stock warrants, as applicable, will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property those holders would have been entitled to receive had they held the preferred stock or common stock, as applicable, issuable under the warrants on the dates on which holders of those securities received or became entitled to receive the additional stock and other securities and property.

Except as stated above, the exercise price and number of securities covered by a preferred stock or common stock warrant, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

Holders of preferred stock or common stock warrants may have additional rights under the following circumstances:

•              certain reclassifications, capital reorganizations or changes of the preferred stock or common stock, as applicable;

•              certain share exchanges, mergers, or similar transactions involving our company and which result in changes of the preferred stock or common stock, as applicable; or

•              certain sales or dispositions to another entity of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our preferred stock or common stock are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of the preferred stock or common stock warrants then outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

Currently Outstanding Warrants

In December 2006, we issued to Boone Pickens, a director and our largest stockholder, a warrant to purchase 15,000,000 shares of common stock at an exercise price of $10.00 per share.  The warrant is fully exercisable in whole or in part by cash payment of the exercise price and expires five years following the date of grant.

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways from time to time:

•              to or through underwriters or dealers;

•              directly to one or more purchasers;

•              through agents; or

•              through a combination of any of these methods of sale.

We may effect the distribution of the securities from time to time in one or more transactions either:

•              at a fixed price or prices which may be changed;

•              at market prices prevailing at the time of sale;

•              at prices relating to such prevailing market prices; or

•              at negotiated prices.

The prospectus supplements relating to an offering of offered securities will set forth the terms of such offering, including:

•              the name or names of any underwriters, dealers or agents;

•              the purchase price of the offered securities and the proceeds we will receive from the sale;

•              any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•              any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such offered securities may be listed.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities.  These underwriters, dealers or agents may be considered to be underwriters under the Securities Act.  As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions.  In compliance with the guidelines of the Financial Industry Regulatory Authority (the “FINRA”), the aggregate maximum discount, concession, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be. The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from us.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the underwriters will acquire the offered securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  The offered securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate.  Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.  The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions.  If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions.  If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock.  The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market in accordance with Regulation M under the Exchange Act, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•              A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•              A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•              A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

These transactions may be effected on the NASDAQ Global Market, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

If a dealer is used in the sale, we will sell such offered securities to the dealer, as principal.  The dealer may then resell the offered securities to the public at varying prices to be determined by that dealer at the time for resale.  The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Offered securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale.  Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement relating to that offering.  Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof.  Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of their business for which they receive compensation.

Unless otherwise specified in the related prospectus supplement, all securities we offer, other than common stock, will be a new issue of securities, will have no prior trading market, and may or may not be listed on a national securities exchange.  Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.  Any shares of common stock sold pursuant to a prospectus supplement will be included in the NASDAQ Global Market. We may apply to list any series of shares of preferred stock or warrants on a securities exchange, but we are not obligated to do so.  Therefore, there may not be liquidity or a trading market for any series of securities.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act.  You can find, copy and inspect information we file with the SEC (including exhibits to such documents) at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You may obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.  In addition, the SEC maintains a site on the internet at http://www.sec.gov/ that contains reports, proxy statements and other information that we file electronically with the SEC.  You may also review such reports, proxy statements and other documents we file with the SEC on our website at http://www.cleanenergyfuels.com/.  Information included on our website is not a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC.  The registration statement contains more information than this prospectus regarding the securities and us, including exhibits and schedules.  You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC’s website.

INFORMATION INCORPORATED BY REFERENCE

We are “incorporating by reference” information into this prospectus.  This means that we are disclosing important information to you by referring you to another document that has been filed separately with the SEC.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in documents filed earlier with the SEC or contained in this prospectus.  We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, after the initial filing of this registration statement that contains this prospectus and prior to the time that we or the underwriters sell all of the securities offered by this prospectus or the earlier termination of the offering (except in each case the information contained in such documents to the extent “furnished” and not “filed”):

•              Annual report on Form 10-K for the fiscal year ended December 31, 2007, filed on March 19, 2008;

•              Quarterly report on Form 10-Q for the quarter ended March 31, 2008, filed on May 15, 2008;

•              Current reports on Form 8-K filed on April 7, 2008, June 20, 2008 and July 3, 2008; and

•              The description of our common stock which is contained in the registration statement on Form 8-A filed with the SEC on May 18, 2007.

You may obtain copies, without charge, of documents incorporated by reference in this prospectus, by requesting them in writing or by telephone from us as follows: Clean Energy Fuels Corp., Attn: Investor Relations, 3020 Old Ranch Parkway, Suite 200, Seal Beach, California 90740, (562) 493-2804.  Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

LEGAL MATTERS

Except as set forth in the applicable prospectus supplement, Sheppard, Mullin, Richter & Hampton LLP, San Diego, California, will pass upon certain legal matters in connection with the securities for us.  Underwriters, dealers or agents, whom we will identify in a prospectus supplement, may have their counsel opine about certain legal matters relating to the securities.

EXPERTS

Our consolidated financial statements and schedule as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting

4,419,192 Shares of Common Stock

Series I Warrants to Purchase 3,314,394 Shares of Common Stock

Series II Warrants to Purchase up to 1,136,364 Shares of Common Stock

PROSPECTUS SUPPLEMENT

LAZARD CAPITAL MARKETS

October 28, 2008